Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces First Quarter 2024 Private Loan Portfolio Activity

HOUSTON – April 11, 2024 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the first quarter of 2024, Main Street originated new or increased commitments in its private loan portfolio of $146.3 million and funded total investments across its private loan portfolio with a cost basis totaling $154.5 million.
The following represent notable new private loan commitments and investments during the first quarter of 2024:
•$45.0 million in a first lien senior secured loan to a manufacturer and distributor of low-to-medium voltage transformers and accessories, connecting power generation sources with the ultimate end users of electricity;
•$34.2 million in a first lien senior secured loan, $3.6 million in a first lien senior secured revolver and $1.2 million in equity to a provider of positive displacement meters, ultrasonic meters, turbine meters, tank truck meters, loading systems, terminal management systems and aftermarket spare parts across the energy value chain;
•$26.7 million in a first lien senior secured loan, $3.0 million in a first lien senior secured revolver, $3.0 million in a first lien senior secured delayed draw loan and $2.3 million in equity to a provider of highly technical specialty services to datacenters and various other diverse end markets;

•Increased commitment of $2.5 million in a first lien senior secured incremental revolver and $7.5 million in a first lien senior secured delayed draw loan to a provider of server maintenance, storage and network support to the datacenter end market;
•Increased commitment of $6.7 million in a first lien senior secured incremental loan and $1.1 million in a first lien senior secured incremental revolver to a provider of snow management, de-icing agent distribution, lawn maintenance, irrigation and water management to commercial, industrial and government customers;
•Increased commitment of $4.5 million in a first lien senior secured incremental loan to a provider of self-storage exterior solutions; and
•Increased commitment of $3.4 million in a first lien senior secured incremental loan to a provider of electrical, mechanical, engineering and automation services to industrial process facilities, primarily in the food & beverage industry.
As of March 31, 2024, Main Street’s private loan portfolio included total investments at cost of approximately $1.5 billion across 88 unique borrowers. The private loan portfolio, as a percentage of cost, included 94.7% invested in first lien debt investments and 5.3% invested in equity investments or other securities.
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.